Exhibit 5.2

McGuireWoods LLP Gateway Plaza 800 East Canal Street Richmond, VA 23219-3916 Phone: 804.775.1000 Fax: 804.775.1061 www.mcguirewoods.com

May 8, 2024

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Dominion Energy, Inc.

2014 Incentive Compensation Plan

2024 Incentive Compensation Plan

Post-Effective Amendment No. 1 to Registration Statement on Form S-8

We have acted as special counsel to Dominion Energy, Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing by the Company of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Post-Effective Amendment”) with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register up to 1,871,380 Rollover Shares (as defined below). The Post-Effective Amendment amends the Company’s Registration Statement on Form S-8 (Registration No. 333-195768) filed by the Company with the Commission on May 7, 2014 (the “Registration Statement”) to register 25,000,000 shares of the Company’s common stock, no par value, issuable under the Company’s 2014 Incentive Compensation Plan (the “2014 Plan”). On May 7, 2024, the Company’s shareholders approved the 2024 Incentive Compensation Plan (the “2024 Plan”), pursuant to which (i) shares allocable to incentive awards or portions thereof granted under the 2024 Plan or, (ii) after December 31, 2023, shares allocable to incentive awards or portions thereof granted under the 2014 Plan that remained outstanding as of December 31, 2023, that expire, are forfeited, or otherwise terminate unexercised and without issuance of any shares, do not count against the share reserve under the 2024 Plan (or will be added to such share reserve with respect to 2014 Plan awards) and may be used for future awards under the 2024 Plan (the “Rollover Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates and records as we have deemed necessary to render the opinions set forth herein, including, among other things, (i) the Company’s Amended and Restated Articles of Incorporation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iii) the 2014 Plan, (iv) the 2024 Plan, (v) the Post-Effective Amendment, (vi) resolutions of the Company’s Board of Directors approving the 2024 Plan and (vii) a certificate issued by the Virginia State Corporation Commission on the date hereof to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing.

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Dominion Energy, Inc.

May 8, 2024

For purposes of the opinions expressed below, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, electronic or photostatic copies and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of certain documents by the Company).

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates of officers of the Company and upon certificates of public officials, without independent investigation of their accuracy.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The Rollover Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the 2024 Plan and any award agreement entered into under the 2024 Plan, the Rollover Shares will be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the laws of the Commonwealth of Virginia. We do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ McGuireWoods LLP